SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934


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                                January 28, 1998


                Date of Report (Date of earliest event reported)


                                TANDY CORPORATION


               (Exact name of registrant as specified in charter)


               Delaware               1-5571          75-1047710
               (State or other        (Commission     (IRS Employer
               jurisdiction of        File Number)    Identification
               incorporation)                          No.)



         100 Throckmorton, Suite 1800, Fort Worth, Texas      76102
         (Address of principal executive office)            (Zip Code)


Registrant's telephone number, including area code (817) 415-3700

Item 5. OTHER

The text of a press release issued by the Company on January 28, 1998, is set forth below:

                   Compaq Computer Corporation and RadioShack
                Announce Major Retail Sales and Service Agreement

                      RadioShack Goes Exclusive With Compaq

HOUSTON and FORT WORTH, January 28, 1998 - Compaq Computer Corporation (NYSE:CPQ) and RadioShack, a division of Tandy Corporation (NYSE:TAN), announced today that the companies have signed a letter of intent of a multi-year retail sales and service agreement in which Compaq Presario PCs will become the exclusive computer line sold through RadioShack. With this announcement, consumers in virtually every U.S. neighborhood will have local access to America's favorite brand of home PC in America's most trusted electronics store.

Under the terms of the agreement, Compaq and RadioShack will jointly market and promote a unique line of specially configured Compaq Presario computers and accessories beginning in March. In addition, Compaq strengthened its Extra Mile service and support commitment to consumers by authorizing RadioShack as an official service provider for its entire line of Compaq computers.

"RadioShack enables Compaq to broaden its distribution reach into local markets through America's most trusted consumer electronics chain," said Eckhard Pfeiffer, President and CEO, Compaq Computer Corporation. "Almost overnight, we will be able to increase our market presence by offering our products through up to 7,000 convenient locations. We believe this competitive edge will result in increased sales and brand awareness."

"Compaq, the leading PC manufacture, and RadioShack, the most pervasive retailer of electronics, are entering into a strategic marketing alliance that should be a 'win-win' for both companies and their customers," said John V. Roach, Chairman and Chief Executive Officer of Tandy Corporation.

"RadioShack is continuously seeking new ways to ensure we are providing the American consumer with greater value," said Leonard Roberts, President of RadioShack and Tandy. "Compaq is clearly focused not only on building 'useful innovation' into its personal computers, but has proven its ability to flawlessly execute that single idea. RadioShack is now proud to focus our more than 25,000 trusted sales associates on carefully explaining to our customers the differentiating features that have made Compaq the leader in the PC industry."

Through the agreement, Compaq and RadioShack will invest in the development of a store-within-a-store concept that features a unique interactive experience that will invite the consumer to touch and learn more about Compaq products and technology. Complete implementation of the store-within-a-store plan, including extensive training and certification of RadioShack sales associates is expected to be completed by the third quarter of 1998. This agreement covers the U.S., Puerto Rico, and the U.S. Virgin Islands.

According to Mike Larson, Compaq Vice President, U.S. Consumer Marketing and Sales, "this new relationship enables Compaq to reach consumers in secondary and tertiary markets which complements our strong network of retailers. This also provides consumers with a convenient one-stop shopping destination for Compaq Presario products that focuses on providing a complete and fulfilling customer experience, including PC products and accessories, friendly and knowledgeable sales assistance and post-sales customer service."

RadioShack's nationwide network of 53 service centers will provide in-warranty and out-of-warranty repair service on all home and business Compaq PCs. All repairs are backed by a 90-day guarantee. Products in need of service may be dropped off at The Repair Shop at RadioShack located within 7,000 RadioShack stores and participating dealers in the U.S.

Founded in 1982, Compaq Computer Corporation, a Fortune 100 company, is a global information technology company. Compaq is the fifth largest computer company in the world and the largest global supplier of personal computers. With worldwide sales of $24.6 billion in 1997, Compaq develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking products, commercial desktop and portable product and consumer PCs.

Compaq North America is headquartered in Houston, Texas. Its products and services are sold and supported through a network of more than 25,000 commercial and consumer marketing partners across the United States and Canada.

With nearly 7,000 company-owned stores and participating dealers in the U.S., RadioShack is American's favorite store for consumer electronics, parts and accessories, telecommunication products and services, and repair service for most major brands. Annual sales for RadioShack in 1996 were $3.2 billion. Headquartered in Fort Worth, Texas, RadioShack is a division of Tandy Corporation.

In the press release set forth above, the Company makes certain forward-looking statements. These statements are based on the Company's currant expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include uncertainties regarding the extent of consumer demand for computer products and services, and the risks associated with newly-established marketing alliances. Additional risks are set forth in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 30th day of January, 1998.


                                            TANDY CORPORATION
                                            (Registrant)


                                            /S/ Dwain H. Hughes
Date January 30, 1998                       ___________________________

                                            Dwain H. Hughes
                                            Senior Vice President and
                                            Chief Financial Officer